Exhibit 10.1

2026 SENIOR EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN

ADOPTED ON FEBRUARY 13, 2026

1.           PURPOSE

The primary purpose of the 2026 Senior Executive Long-Term Compensation Plan (the “Plan”) of American Financial Group, Inc. (the “Company”) is to promote the Company’s long term success by attracting, retaining and motivating senior executive employees of the Company through competitive, performance-based cash compensation that aligns those employees’ and shareholders’ interests.

2.           DEFINITIONS

When used in the Plan, the following terms have the following meanings.

2.1.        “Award” means an award made pursuant to the Plan.

2.2.        “Award Agreement” means the agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant.

2.3.         “Beneficial Owner” has the meaning given in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

2.4.         “Board” means the Board of Directors of the Company.

2.5.         “Bonus Amount” means the amount that may become payable under an Award as a result of the satisfaction of Performance Objectives for a Performance Period.

2.6.         “Cause” means with respect to any Participant, unless otherwise provided in the applicable Award Agreement and as determined by the Committee in its sole discretion: (i) a Participant’s failure or refusal to materially perform his duties; (ii) a Participant’s failure or refusal to follow material directions of the Board or any other act of material insubordination on the part of Participant; (iii) the commission by a Participant of an act of fraud or embezzlement against the Company;  or (iv) any conviction of, or plea of guilty or nolo contendere to, a felony by a Participant.  A termination for Cause must be communicated to the Participant by written notice that specifies the event or events claimed to provide a basis for termination for Cause.

2.7.         “Change in Control” means:

(a)          The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole;

(b)          The dissolution or liquidation of the Company or the consummation of any merger, other than a merger for the purpose of the redomestication of the Company (not involving an event set forth in Section 2.7(c) or 2.7(d), consolidation, exchange or other transaction in which the Company is not the surviving corporation or in which the outstanding Shares of the Company are converted into cash, other securities or other property;

(c)          The acquisition of Beneficial Ownership of 25% or more of the outstanding Shares by any “person” within the meaning of Section 14(d) of the Exchange Act, excluding for purposes of this Section 2.7(c), the Lindner Family; or

(d)          During any period of one year after January 1, 2026, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

2.8.         “Code” means the Internal Revenue Code of 1986, as amended.

2.9.         “Committee” means the committee appointed by the Board as described under Section 3.

2.10.      “Lindner Family” means, collectively, the wife of the late Carl H. Lindner, Jr. and all of the lineal descendants of the late Carl H. Lindner, Jr. and his wife, and the spouses of such lineal descendants, as well as trusts, family limited partnerships or other entities established by or for the benefit of such persons, and limited liability companies of which the majority of membership interests are held by the estate of the late Carl H. Lindner, Jr., his wife or any of the lineal descendants of the late Carl H. Lindner, Jr. and his wife or the spouses of such lineal descendants, or any trusts or family limited partnerships established by or for the benefit of such persons.

2.11.       “Participants” has the meaning set forth in Section 4.

2.12.       “Performance Objectives” shall be objectives determined in the sole discretion of the Committee and may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or a Subsidiary, division, department, business unit, or function of or within the Company, or any combination thereof.  Performance Objectives may be measured on an absolute or relative basis.  Relative performance may be measured by comparison to a peer company or group of peer or other companies, by comparison between one or more Subsidiaries, divisions, departments, business units, or functions, by comparison to a financial market index or indices, or to any other group or by any other measure .

2.13.       “Performance Period” means a period of no less than one and no more than five fiscal years of the Company as determined by the Committee at the time of the grant of an Award.  Upon the grant of an Award, the Performance Period shall be fixed and may not subsequently be changed.  Performance Periods may overlap.

2.14.       “Shares” means shares of common stock of the Company.

2.15.       “Subsidiary” means a subsidiary of the Company within the meaning of Code Section 424(f).

3.           ADMINISTRATION

Except as otherwise expressly provided in this Plan, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee (the “Committee”) of the Board comprised solely of two or more “outside directors” as defined pursuant to Section 162(m) of the Code.  Subject to the provisions of the Plan, the Committee shall determine the Performance Period and Performance Objectives applicable to Awards and all other terms and conditions of Awards.  Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.  The Committee’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.

4.           PARTICIPATION; MAXIMUM AWARDS

The participants in the Plan are the Co-Chief Executive Officers of the Company and such other members of senior management of the Company and its Subsidiaries as determined by the Committee (the “Participants”).  The maximum amount which may be awarded to any Participant for any Performance Period shall be $10,000,000.

5.           ESTABLISHMENT OF PERFORMANCE OBJECTIVES AND BONUS AMOUNTS

On an annual basis the Committee shall establish objectively determinable Performance Objectives and Bonus Amounts that shall become payable upon the achievement of such Performance Objectives and the applicable Performance Period.  The Committee may rely on information or reports of management or consultants in connection with establishing Performance Objectives.  The Performance Objectives, Bonus Amount and Performance Period shall be set forth in an Award Agreement approved by the Committee.  In no event shall the establishment of any Participant’s Bonus Amount give a Participant any right to be paid all or any part of such amount unless and until a bonus is actually awarded pursuant to Section 6.

6.           DETERMINATION OF BONUSES AND TIME OF PAYMENT

6.1.        As soon as practicable after the end of each Performance Period, the Committee shall determine whether or not the Performance Objectives of each Participant have been attained and shall certify to such attainment in writing.  The Committee shall determine the Bonus Amount, if any, to be awarded to each Participant for such Performance Period according to the terms of this Plan.  Such Bonus Amount determinations shall be based on achievement of the Performance Objectives for such Performance Period.

6.2.        Except as otherwise provided in Section 7.2, once the Bonus Amount is determined for each Participant pursuant to Section 6, such Bonus Amount shall be paid in cash.  The payment, if any, shall take place promptly following the Committee’s determination of the Bonus Amount for the Performance Period.  The Participant must continue to be employed through the last day of the Performance Period to be eligible for the Bonus Amount.

7.           TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

7.1.        Notwithstanding the requirement to be employed on the last day of the Performance Period in order to be eligible for payment of the Bonus Amount described in Section 6.2, if a Participant’s employment with the Company is terminated during a Performance Period for which Performance Objectives have been attained for any reason other than discharge for Cause, the Committee, in its sole discretion, may determine that the Participant is entitled to a portion of the Bonus Amount that is determined at the end of the Performance Period and payable at the time specified in Section 6.2.  This provision only provides discretion in determining whether to waive the employment requirement.  In the event the employment requirement is waived, the Bonus Amount shall be a pro rata amount based on the number of months of the Participant’s employment during the Performance Period with the month of termination counting as a full month of employment.

7.2.        Except as provided by the Committee in an Award Agreement, if during the term of an Award there shall occur a Change in Control, Outstanding Awards shall immediately vest and shall be payable at the time specified in Section 6.2 as if the Performance Objectives have been achieved at the maximum performance level.

8.           CLAWBACK / RECOUPMENT

Any Award granted under the Plan may be subject to reduction, cancellation, forfeiture or recoupment to the extent required by Company policy,  including the American Financial Group, Inc. Executive Officer Clawback Policy (as amended from time to time), applicable law or listed company rules, or to the extent otherwise provided in an Award Agreement at the time of grant.

9.           COMPLIANCE WITH SECTION 409A OF THE CODE

Each Award granted under this Plan is intended to be either exempt from or in compliance with the requirements of Section 409A of the Code, and the Plan shall be interpreted accordingly.  Without limiting the foregoing, the Bonus Amount shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code.  If the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), any Award, to the extent such Award constitutes non-qualified deferred compensation subject to Section 409A of the Code and required to be delayed pursuant to Section 409A(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payments under Section 409A of the Code), shall not be made until the first business day after (i) the expiration of six (6) months from the Participant’s separation from service or (ii) if earlier, the date of Participant’s death.

10.         MISCELLANEOUS

10.1.      Government and Other Regulations.  The obligation of the Company to pay any Bonus Amount shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

10.2.      Tax Withholding.  The Company shall have the right to deduct from all bonuses paid any federal, state or local taxes required by law to be withheld with respect to such payments.

10.3.      Claim to Bonuses and Employment Rights.  Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

10.4.      Beneficiaries.  Any bonuses awarded and otherwise payable under this Plan to a Participant who dies prior to payment shall be paid at the time specified in Section 6.2 to the beneficiary designated by the Participant on a form filed with the Company.  If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative.  A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.  If the Participant dies during the Performance Period and while employed, the payment shall be made at the end of the Performance Period at the time specified in Section 6.2 and shall be a pro rata amount based on the Participant’s months of employment during the Performance Period prior to death with the month of death counting as a full month of employment.

10.5.      Nontransferability.  A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

10.6.      Indemnification. No employee of the Company and no member of the Committee or the Board shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted hereunder and, to the fullest extent permitted by law, all employees and members of the Committee or the Board shall be indemnified by the Company for any liability and expenses which may occur through any claim or cause of action arising under or in connection with this Plan or any Awards granted under this Plan.

10.7.       Reliance on Reports.  Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer, director or employee of the Company or any of its Subsidiaries.  In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

10.8.      Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries in such proportions as shall be agreed upon by them from time to time.

10.9.      Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.

11.         AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan.  The Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part.  No Awards shall be granted under this Plan after the tenth anniversary of the date of Board approval of the Plan, provided that the Plan shall continue in effect until the payment of all Bonus Amounts, if any, associated with all Performance Periods, or as otherwise necessary to settle all matters relating to the payment of bonuses awarded hereunder.